United States securities and exchange commission logo





                           March 19, 2024

       Matthew D. Preston
       Chief Financial Officer
       Intrepid Potash, Inc.
       707 17th Street, Suite 4200
       Denver, CO 80202

                                                        Re: Intrepid Potash,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 7, 2024
                                                            File No. 333-277761

       Dear Matthew D. Preston:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Ned Prusse